Delisting Determination, The Nasdaq Stock Market, LLC, January 28, 2025, Vertex Energy, Inc
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of Vertex Energy, Inc.
effective at the opening of the trading session on February 7, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5110(b).
The Company was notified of the Staff determination on September 27, 2024. The Company's securities were suspended on October 8, 2024.
The Staff determination to delist the Company security became final on October 8, 2024.